Exhibit 99.1

The estimated expenses incurred by Duke Realty Limited Partnership in connection with its issuance and sale of $325,000,000 aggregate principal amount of 6.25% Senior Notes due 2013 are set forth in the following table:

SEC Registration Fee	$12,772.50
Rating Agencies’ Fees	$325,000
Printing and Engraving Costs	$15,000
Legal Fees and Expenses	$60,000
Accounting Fees and Expenses	$20,000
Trustee Fees	$15,000
Miscellaneous	$2,227.50
Total	$450,000